CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre- Effective Amendment to the Registration Statement on Form N-14 of Investment Managers Series Trust with respect to the EP China Fund, EP Latin America Fund and EP Emerging Markets Small Companies Fund (formerly known as EP Asia Small Companies Fund), each a series of shares of Investment Managers Series Trust, and to the use of our report dated December 30, 2014 on the financial statements and financial highlights included in the 2014 Annual Report.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference on Form N-14.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 5, 2015